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                                                       EXHIBIT 99.1

                              ONEIDA

                            NEWS RELEASE

                                   FOR:      Oneida Ltd.
                                   INVESTOR RELATIONS CONTACTS:
                                        Ed Thoma
                                        Senior Vice President
                                        Oneida Ltd.
                                        (315) 361-3108

                                        Michele Katz/Stephanie Prince
                                        Morgan-Walke Associates, Inc.
                                        (212) 850-5600

                                   PRESS CONTACTS:
                                        Dave Gymburch
                                        Corporate Public Relations Oneida Ltd.
                                        (315) 361-3271
                                        Gregory Tiberend
                                        Morgan-Walke Associates, Inc.
                                        (212) 850-5600


FOR IMMEDIATE RELEASE


            ONEIDA LTD. TO ACQUIRE DELCO INTERNATIONAL; STRATEGIC
        ACQUISITION EXPANDS FOODSERVICE DIVISION

Oneida,  NY - May 31, 2000 - Oneida Ltd. (NYSE:OCQ) today announced that  it had signed a definitive agreement to acquire the stock  of
Delco   International  Ltd.  (Inc.),  including  its  wholly  owned subsidiary,
Delco  Tableware  International  Inc.,  and  its  ABCO
International  division.   Delco International  is  an  established
marketer  of  tableware products for the foodservice industry.    A
privately held company that has been in business for over 60 years, Delco International is headquartered in Long Island, N.Y., where its offices will remain. Delco International complements Oneida's current tableware businesses, and underscores Oneida's strategy of achieving global leadership as a complete tabletop company.

Under  the  terms  of  the  agreement, Oneida  will  acquire  Delco
International  for  approximately  $76  million   in   cash.    The transaction
is expected to close during Oneida's second quarter, which concludes July 29, 2000, and is subject to the satisfactory completion of a due diligence review and other customary closing conditions.

Delco  International's annual sales are approximately $77  million.
The company, its subsidiary, Delco tableware International, and its ABCO division market products to a broad range of customers in the foodservice industry, including distributors, restaurant chains, hotel chains and institutional customers. In total, the company offers a full range of tabletop products.

Oneida President and Chief Executive Officer Peter J. Kallet stated "We are delighted to be associated with one of the most respected and successful companies in the foodservice industry. We especially look forward to working with their most talented management team. Delco International also increases our ability to satisfy the complete needs of our customers, while bringing additional global product sources."

Delco  International  President Robert  Delman  and  ABCO  Managing
Director  Peter  Kranes added "We are excited to join  forces  with
Oneida  Ltd., and to expand and strengthen our own tableware  lines
through  their  vast  product  resources.   Oneida  is  also   well
recognized  as  one  of  the  most  innovative  companies  in   the foodservice
industry  with  a great  brand  name  and  outstanding reputation."

Oneida's agreement to acquire Delco marks the latest in a series of steps to position the Company as the world's most diversified tabletop resource. On May 23 Oneida announced an agreement to acquire Sakura, Inc., a leading consumer dinnerware company. In addition, on May 30 Oneida announced an agreement to acquire Viners of Sheffield Limited, an established United Kingdom marketer of flatware and cookware, and also announced that it had acquired exclusive distribution rights for Schott Zwiesel crystal in the U.K.

Oneida  Ltd.  is  a  leading manufacturer of  stainless  steel  and
silverplated  flatware  for  both  the  consumer  and   foodservice industries,
and a leading supplier of dinnerware to the foodservice industry. Oneida also is a leading supplier of a variety of crystal, glassware and metal serveware for the tabletop market.

          Statements  contained in this press  release  that  state
that  certain results are "expected" or "anticipated" to occur,  or otherwise  state  the  company's predictions for  the  future,  are
forward   looking   statements.  These  particular  forward-looking
statements and all other statements that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include, but are not limited to: general economic conditions in the Company's markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing;
unforeseen increases in the cost of raw materials or shortages of raw materials; significant increases in interest rates or the level of the Company's indebtedness; major slow downs in the retail, travel or entertainment industries; the loss of several of the Company's major customers; underutilization of the Company's plants and factories; and the amount and rate of growth of the Company's selling, general and administrative expenses.